Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 6, 2015, between Urigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Ebrahim Versi, M.D., Ph. D. (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.          Employment; Title; Duties and Location. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined in Section 2 below), Executive shall serve the Company as Chief Executive Officer (“CEO”) and shall report exclusively and directly to the Board of Directors of the Company (the “Board”). Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time, which duties shall include, without limitation, general management of the Company, identifying and executing strategies, other activities to enhance the value of the Company, and, to the extent required, certifying all financial and related Securities and Exchange Commission (“SEC”) filings required to be made by the Company. Subject to Executive’s appointment thereto, and without additional compensation, Executive shall hold such other or additional titles and serve, during the Employment Period, in such other or additional capacities to which Executive may be appointed from time to time in the Company and its affiliated companies, provided such titles and additional capacities are consistent with Executive’s above-stated position and duties. The principal place of performance by Executive of Executive’s duties hereunder shall be the Company’s offices located at 675 Highway 1, North Brunswick, NJ, although Executive may be required to reasonably travel outside of such area in connection with the performance of Executive’s duties.

2.          Term. Executive’s employment hereunder shall commence on February 9, 2015 (the “Commencement Date”) and shall continue for a one-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Notice of Non-Renewal has not been given (as defined in and in accordance with the provisions of Section 6.6 below), Executive’s employment hereunder shall automatically be extended for successive, additional one-year periods (each a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For the purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Executive’s employment is terminated prior to the end of such Term), and the “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

Executive Initials: ______ Company Initials: ______

3.          Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1           Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $280,000. Executive’s Base Salary shall be adjusted as set forth in the following chart upon the Company’s consummation of an initial public offering (an “IPO”) depending upon the amount of money raised by the Company as a result of such IPO (the “IPO Raise”).

	IPO Raise < $20M	$20M≤IPO Raise<$30M	$30≤IPO Raise<$50M	$50≤IPO Raise<$75M	IPO Raise≥$75M
Base Salary	$280,000	$300,000	$320,000	$340,000	$360,000

From time to time, the Company, at its sole discretion, may review and adjust Executive’s Base Salary, provided that the annual rate of Executive’s Base Salary shall not be less than that set forth above in this Section 3.1, except that the Base Salary shall be subject to decrease below such amounts in the event that (i) the Executive agrees to a reduced salary or (ii) the Company implements a general and proportional reduction in salaries for all other executives of the Company.

3.2           IPO Bonus. Executive shall receive a bonus (the “IPO Bonus”) in the amount set forth in the following chart based on the amount of the IPO Raise:

	IPO Raise < $20M	$20M≤IPO Raise<$30M	$30≤IPO Raise<$50M	$50≤IPO Raise<$75M	IPO Raise≥$75M
IPO Bonus	$0	$50,000	$100,000	$150,000	$200,000

The IPO Bonus shall be subject to applicable withholdings and deductions and shall be paid in a lump sum within ten (10) days following the consummation of the IPO.

3.3           Discretionary Bonus. Executive shall be eligible to receive a discretionary performance-based bonus (a “Discretionary Bonus”) with respect to each fiscal year of the Company (a “Fiscal Year”) based on the terms and conditions hereof. Any Discretionary Bonus for the Fiscal Year in which the Commencement Date occurs (the “First Fiscal Year”) will be prorated based on the number of days during the First Fiscal Year Executive was employed by the Company. A Discretionary Bonus, if any, will be determined and paid at the sole and complete discretion of the Company and may be based on a variety of factors, including, but not limited to, Executive’s individual performance and the overall performance and financial condition of the Company, with a target Discretionary Bonus of fifty to one hundred percent (50%-100%) of Executive’s Base Salary paid in the Fiscal Year for which the Bonus is being paid. To be eligible for a Discretionary Bonus with respect to a given Fiscal Year, Executive must be employed by the Company on the last day of such fiscal year. Any Discretionary Bonus for a given Fiscal Year shall be paid in the following Fiscal Year, in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company.

2	Executive Initials: ______ Company Initials: ______

3.4           Equity Award. Upon the execution and delivery of this Agreement, the Board will consider granting to Executive an equity award (the “Equity Award”) of two thousand (2,000) shares of Common Stock of the Company. The Equity Award will be subject to an award agreement (the “Award Agreement”) in the form attached hereto as Exhibit A hereto to be executed by Executive and the Company on the date of grant (the “Grant Date”). The Award Agreement shall provide that the Equity Award shall vest as follows: (i) 50% upon the consummation of a Qualified Offering (as defined in the Award Agreement) and (ii) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Equity Award which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a Sale of the Company (as defined in the Award Agreement), in each case subject to and conditioned on Executive’s continuous employment from the Grant Date through the applicable vesting date (without prior termination). Notwithstanding the foregoing, 100% of the Equity Award shall immediately vest if the Executive is terminated by the Company without Cause or the Executive terminates his employment with the Company for Good Reason.

3.5           Stock Options. On the day of an IPO (the “IPO Date”), and subject to approval of the Board, the Company will grant to Executive an option to purchase the number of shares of the Company’s common stock set forth in the following chart based on the amount of the IPO Raise, with a per share exercise price equal to the fair market value of a share of the Company’s common stock on the IPO Date, under and subject to all of the terms of the applicable incentive compensation plan of the Company and the applicable stock option grant agreement.

	IPO Raise < $20M	$20M≤IPO Raise<$30M	$30≤IPO Raise<$50M	$50≤IPO Raise<$75M	IPO Raise≥$75M
Shares	$0	6,000	7,000	8,000	9,000

3.6           Benefits. The Company currently does not provide health insurance coverage or any other benefits to its employees, but may do so in the future. In the event that such benefits are made available by the Company to executives generally, Executive shall have the right to receive or participate in such benefits, subject to the eligibility requirements and other terms of such benefits, and subject to the Company’s right to amend, terminate or take other action with respect to any benefit plan, policy or program.

3.7           Vacation and Other Paid Time Off. Executive shall be entitled to twenty (20) business days paid vacation in each Fiscal Year during the Employment Period to be taken in accordance with the Company’s vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Company and Executive; provided, however, that if for any reason Executive does not take the full twenty (20) days vacation in any given Fiscal Year, Executive shall be entitled to accrue and carry over up to ten (10) days paid vacation time into the next subsequent Fiscal Year and will expire at the end of such next Fiscal Year. The amount of vacation to which Executive is entitled shall be prorated for any partial fiscal year during the Employment Period. Executive shall also be entitled to sick leave according to any sick leave policy which the Company may adopt from time to time.

3	Executive Initials: ______ Company Initials: ______

3.8           Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

4.          Exclusivity and Best Efforts. During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company; (ii) subject to the proviso below, devote Executive’s entire business time, energy and skill to the Business (as defined below) of the Company and Executive’s services under this Agreement; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; (v) not engage in any other business, profession or occupation for compensation or otherwise; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent the Executive from sitting on the Boards of other Companies, managing Executive’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Company. As used herein, the “Business” of the Company shall be defined as the development and commercialization of products for urological indications and related technology based products and such other business as is conducted by the Company during the Term.

5.          Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 12.2 below (Section 409A Compliance), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6.          Termination.

6.1           Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2           Disability. The Company may terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For the purposes of this Agreement, “Disability” shall mean Executive has been, even with a reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder due to a physical or mental injury, infirmity or incapacity for a period of 90 days, whether or not consecutive, during any twelve-month period. Any dispute as to whether Executive is disabled shall be resolved by an independent physician, reasonably acceptable to Executive and the Company, whose determination shall be final and binding upon both Executive and the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability.

4	Executive Initials: ______ Company Initials: ______

6.3           For Cause by the Company. The Company may terminate Executive’s employment for Cause, at any time, upon written notice reasonably describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means (i) the willful and continual failure by Executive to perform the duties or obligations of his employment with the Company or to carry out the reasonable and lawful directives of the Board (which directives are consistent with Executive’s position as CEO); provided such failure remains uncured for a period of thirty (30) days after written notice describing the same is given to Executive; (ii) Executive’s indictment for any crime which constitutes a felony or indictment for any crime involving fraud, intentional or reckless dishonesty, misappropriation or embezzlement (other than any such crime involving the Company or any of its affiliates); (iii) any act of fraud, dishonesty, misappropriation or embezzlement involving the Company or any of its affiliates; (iv) use of alcohol or illegal drugs such as to interfere with the performance of Executive’s obligations hereunder or a violation of the Company’s policy against sexual or other prohibited harassment, discrimination or retaliation; (v) the indictment of Executive for any crime involving an act of moral turpitude; (vi) any breach by Executive of the provisions of his Confidentiality Agreement (as defined in Section 9 below) or a material breach of this Agreement or any other written agreement between the Company and Executive that remains uncured for a period of thirty (30) days after written notice describing the same is given to Executive; or (vii) any attempt by the Executive to improperly secure any personal profit in connection with the business of the Company or any of its affiliates. Executive’s date of termination in the event Executive’s employment is terminated for Cause shall be the date on which Executive is given notice of termination under this Section 6.3, except, if a notice period is required, Executive’s date of termination shall be upon the expiration of said notice period if Executive fails to previously cure the grounds giving rise to Cause. If, subsequent to termination of Executive’s employment for a reason other than for Cause, the Company learns that, during the Employment Period, Cause existed to terminate Executive’s employment on a ground that would not have required notice and an opportunity to cure, the Company may retroactively designate Employee’s termination of employment to be for Cause under this Section 6.3.

6.4           Resignation by Executive for Good Reason. Executive may resign Executive’s employment hereunder for Good Reason, at any time, provided that Executive provides the Company with ten (10) days’ prior written notice of such resignation and such notice is given within thirty (30) days of when Good Reason first arises. For the purpose of this Agreement, “Good Reason” means (i) a material and substantial diminution in Executive’s duties, authority, or responsibilities that would be inconsistent with Executive’s position (other than while Executive is temporarily physically or mentally incapacitated or as required by applicable law), (ii) a material failure by the Company to pay Executive’s Base Salary as provided for herein, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; (iii) a change in the location of Executive’s principal place of performance to outside of New Jersey; or (iv) other material breach by the Company of a material provision of this Agreement; provided (x) Executive has provided the Company with written notice reasonably detailing the grounds giving rise to Good Reason within thirty (30) days of the occurrence thereof or, if later, within thirty (30) days of the date upon which Executive first becomes aware of such grounds, and (y) the Company fails to cure such grounds within thirty (30) days after delivery to it of such written notice. Executive’s date of termination in the event Executive resigns Executive’s employment for Good Reason shall be the effective date of Executive’s notice of resignation for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Executive’s date of termination shall be the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date that Executive provided notice of the event giving rise to Good Reason or of Executive’s resignation for Good Reason.

5	Executive Initials: ______ Company Initials: ______

6.5           Without Cause or Without Good Reason. The Company may terminate Executive’s employment without Cause, at any time, with or without prior notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Executive. Likewise, Executive may terminate Executive’s employment without Good Reason upon ninety (90) days prior written notice to the Company without any liability.

6.6           Expiration of the Term. Provided Executive’s employment has not been previously terminated pursuant to the terms hereof, Executive’s employment shall be terminated upon the expiration of the then current Term if one Party provides notice to the other of its decision not to renew this Agreement upon the expiration of the then current Term (“Notice of Non-Renewal”). A Notice of Non-Renewal by Executive shall be effective only if it is provided to the Company at least ninety (90) days prior to the end of the then current Term.

7.          Effect of Termination of Employment.

7.1           Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 10 below, in any separate written agreement between Executive and the Company or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Amounts”): (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment for accrued unused vacation pay, subject to the Company’s then current vacation policy, which shall also be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above, which payment shall be made within 30 days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred; and, provided Executive’s employment was not terminated by the Company for Cause, (v) any accrued but unpaid Discretionary Bonus from the Fiscal Year prior to the Fiscal Year in which the Termination Date occurs.

6	Executive Initials: ______ Company Initials: ______

7.2           Severance Benefits. In the event that Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or Section 6.6 above (by Notice of Non-Renewal), or by Executive pursuant to Section 6.4 hereof (Good Reason), in addition to the Accrued Amounts, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.2.

(a)          Benefits. The Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(a).

(i)          Executive shall receive payment of an amount (the “Severance Pay”) equal to Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the minimum amount of Base Salary provided herein, such minimum amount) for the number of full calendar months during which Executive was employed hereunder, up to a maximum of thirty-six (36) months (the “Severance Period”). The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing on a regularly scheduled payroll date of the Company within ninety (90) days following the Termination Date. Within such 90-day period, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Separation Agreement (defined in Section 7.2(b) below), except that, if the Separation Agreement may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends as necessary to comply with Section 409A (as defined in Section 12.2 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

(ii)         During the Severance Period until such time, if any, as Executive is eligible for group health insurance benefits from another employer, Executive shall be eligible to continue to participate in the Company’s group health insurance benefits on the same terms and conditions as then applicable to current employees, except that, if Executive is not permitted to continue to participate in any such health insurance plans for any portion of the Severance Period as a result of the terms of such plans or applicable law and Executive elects to continue his or his dependents’ health insurance benefits pursuant to COBRA, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. Following the Severance Period, should Employee elect to continue his or his dependents’ health insurance benefits, Executive shall be responsible for the entire cost thereof. If the Company is unable to provide the benefit provided above in this paragraph without violating applicable health care discrimination laws, the Company shall pay Executive a gross amount equal to what the Company’s cost would have been to provide such benefit.

(iii)        Notwithstanding the foregoing, the aggregate amount described in this Section 7.2(a) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive personally under any other plans, programs or arrangement of the Company, subject to compliance with Section 409A.

7	Executive Initials: ______ Company Initials: ______

(b)          Separation Agreement and Other Conditions for Severance Benefits. Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with Executive’s continuing obligations to the Company, including, without limitation, the terms of this Agreement and of the Confidentiality Agreement (defined in Section 9 below) that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and release in a form (as prepared and agreed to by the Company and the Executive no later than 10 days following the effectiveness of this Agreement) of that provided to Executive by the Company on or about the Termination Date (the “Separation Agreement”). Executive must so execute the Separation Agreement within 60 days following the Termination Date (or such shorter time as may be set forth in the Separation Agreement).

8.          Notice of Termination. In the event Executive elects to terminate Executive’s employment hereunder by resigning with or without Good Reason under Sections 6.4 or 6.5 above or by giving Notice of Non-Renewal under Section 6.6 above, Executive shall provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). The Company may, in its discretion, waive all or any portion of such Notice Period or place Executive on a paid leave of absence for all or any portion of the Notice Period. Additionally, during the Notice Period, (i) Executive shall perform any duties and responsibilities the Company reasonably requests of Executive consistent with the provisions of Section 1 hereof, and (ii) the Company retains the right to terminate Executive’s employment under Section 6.3 above.

9.          Confidentiality, Restrictive Covenant, Intellectual Property, Return of Company Property and Non-Disparagement. Contemporaneously with their respective execution of this Agreement, the Company and Executive shall each execute the Company’s current standard Confidentiality, Restrictive Covenant and Intellectual Property Agreement (the “Confidentiality Agreement”), a copy of which is annexed hereto as Exhibit A. The terms of the Confidentiality Agreement are hereby incorporated by reference into this Agreement, except that, to the extent there is an irreconcilable conflict between the terms of this Agreement and those of the Confidentiality Agreement, the terms of this Agreement shall govern. Executive’s execution and compliance with the terms of the Confidentiality Agreement is a material term of this Agreement, upon which Executive’s employment and continued employment with the Company is conditioned.

10.         Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company compensate Executive for time spent in this activity in the aggregate of greater than 10 hours at a rate of $400 per hours and will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 10.

8	Executive Initials: ______ Company Initials: ______

11.         Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations by a doctor mutually acceptable to the Company and Executive, and providing information and data required by insurance companies. Notwithstanding the foregoing, the uninsurability of Executive shall not constitute a breach of this Agreement by Executive. Executive agrees that Executive shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many take out covering Executive.

12.         Miscellaneous Provisions.

12.1         IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

12.2         Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments (including payments on termination for “Good Reason”) come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the Section 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. In the event that Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

9	Executive Initials: ______ Company Initials: ______

12.3         Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, affiliates of the Company and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

12.4         Right of Set-Off. To the extent permitted by applicable law, the Company may at any time offset against any amounts owed to Executive hereunder or otherwise due or to become due to Executive, or anyone claiming through or under Executive, any debt or debts due or to become due from Executive to the Company.

12.5         Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

12.6         Choice of Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict-of-law principles. The Parties agree that any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) shall be resolved by binding arbitration in New Jersey and hereby consent, and waive any objection, to the jurisdiction of any such court.

10	Executive Initials: ______ Company Initials: ______

(a)          Arbitration: Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within ten (10) business days of commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within forty-five (45) days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator or, failing agreement, procedures meeting such time limits designated by the AAA. The arbitration shall be held in the State of New Jersey and, as provided in Section 12.6 above, shall apply the substantive law of the State of New Jersey, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall not award either party punitive damages and the parties shall be deemed to have waived any right to such damages. However the arbitrator, at his or her sole discretion and within the law, may award the prevailing party all court costs and legal fees expended, the costs of these to be borne by the non-prevailing party. Further, the arbitrator shall be bound by the express terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended, or will be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

C. Mediation: Prior to commencement of arbitration, the parties will attempt to mediate their dispute using a professional mediator from AAA. The parties agree to convene with the mediator, with senior representatives of the parties present, for at least one (1) session. In no event will mediation delay commencement of the arbitration for more than thirty (30) days absent agreement of the parties.

12.7         Mutual Waiver of Jury Trial. Executive and the Company each hereby waive the right to trial by jury in any action or proceeding, regardless of the subject matter, between them, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement, the Confidentiality Agreement and all matters concerning Executive’s employment with the Company (or the termination thereof). Executive and the Company further agree that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Executive and the Company to irrevocably waive trial by jury, and that any dispute or controversy whatsoever between Executive and the Company shall instead by binding arbitration in the State of New Jersey.

12.8         Notices.

(a)          Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)          If to Executive, to Executive’s address on the books and records of the Company.

(ii)         If to the Company, to 675 Highway One, B-206, North Brunswick, NJ 08902, or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive.

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(b)          Any notice so addressed shall be deemed to be given: if delivered by hand, email or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

12.9         Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, including without limitation Sections 9-10 and 12 hereof, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

12.10         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

12.11         Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

12.12         Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement, and (iii) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

12.13         Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. The Company and Executive each acknowledges and agrees that it/he is not relying on, and it/he may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

12.14         Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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12.15         Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Ebrahim Versi
Ebrahim Versi, M.D., Ph. D.

URIGEN PHARMACEUTICALS, INC.

By:	/s/ Luc Maasdorp
Name: Luc Maasdorp
Title: Director

[Signature page to Employment Agreement.]

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